Exhibit 10.28

     2006 Stock Incentive Plan
of Honeywell International Inc. and Its Affiliates

RESTRICTED UNIT AGREEMENT

     RESTRICTED UNIT AGREEMENT made in Morris Township, New Jersey, as of the [DAY] day of [MONTH, YEAR] (the “Date of Grant”), between Honeywell International Inc. (the “Company”) and [EMPLOYEE NAME] (the “Employee”).

1.	Grant of Award. The Company has granted you [NUMBER] Restricted Units, subject to the provisions of this Agreement and the 2006 Stock Incentive Plan for Employees of Honeywell International Inc. and its Affiliates (the “Plan”). The Company will hold the Restricted Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2.	Payment Amount. Each Restricted Unit represents one (1) Share of Common Stock.

3.	Vesting. Except in the event of your Full Retirement, death, Disability, or a Change in Control, or as otherwise provided in this Agreement, the restrictions on the Restricted Units will lapse on [VESTING PROVISIONS CONSISTENT WITH THE PLAN]. Your vested right will be calculated on the earliest of (a) [VESTING DATE(S)], (b) your Termination of Employment, or (c) the occurrence of a Change in Control. No partial credit will be given for partial years of employment.

4.	Form and Timing of Payment. Vested Restricted Units will be redeemed solely for Shares. [FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: Except as otherwise determined by the Management Development and Compensation Committee (the “Committee”), in its sole discretion, Dividend Equivalents will always be paid in cash.] Payment on Restricted Units [and Dividend Equivalents (and earnings thereon)] will be made as soon as practicable following the lapse of the restrictions on the Restricted Units but in no event later than two and one-half (2-1/2) months following the end of the calendar year in which the restrictions lapse. [FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: You cannot defer payment of the Restricted Units or Dividend Equivalents (or earnings thereon).]

5.	[FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: Dividend Equivalents. Except as otherwise determined by the Committee, in its sole discretion, you will accrue Dividend Equivalents in an amount equal to the value of any cash or stock dividends paid by the Company upon one Share of Common Stock for each Restricted Unit credited to your bookkeeping account. Accrued Dividend Equivalents will be subject to the same forfeiture and transferability restrictions that apply to the Restricted Units to which they relate. The Company will hold a accrued Dividend Equivalents (and earnings thereon) in a bookkeeping account on your behalf until they become payable or are forfeited. Accrued Dividend Equivalents will earn, for the relevant year, the same rate of interest credited to deferrals under the Salary and Incentive Award Deferral Plan for Selected Employees of Honeywell International Inc. and its Affiliates. For 2007, the rate is 5.8% and is subject to change annually.]

6.	[FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: Deferral of Payment. If you would like to defer payment on the Restricted Units, you may make a request to the Committee in writing in the form and at the time designated by the Committee. You must submit a suggested payment schedule with the request for deferral. The Committee may, in its sole discretion, determine whether to permit deferral of payment in the manner requested. If the Committee does not accept your proposed payment schedule, then payment will be made as provided in Section 4. You cannot defer payment of Dividend Equivalents (or earnings thereon).]

7.	Termination of Employment. Any Restricted Units [or accrued Dividend Equivalents (and earnings thereon)] that have not vested as of your Termination of Employment, other than by reason of your Full Retirement, death or Disability, or a Change in Control, will immediately be forfeited, and your rights with respect to these Restricted Units [and accrued Dividend Equivalents (and earnings thereon)] will end. For purposes of this Agreement, if your employment is terminated under circumstances that entitle you to severance benefits under a severance plan of the Company or an Affiliate in which you participate, “Termination of Employment” refers to the date immediately prior to the date severance benefits become payable under the terms of the severance plan. If your employment is terminated under any other circumstances and you are not entitled to severance benefits under a severance plan of the Company or an Affiliate, “Termination of Employment” refers to the last day you actively perform services for the Company and its Affiliates.

8.	Retirement, Death or Disability. If your Termination of Employment occurs because of your death or Disability, any remaining restrictions on Restricted Units [and accrued Dividend Equivalents (and earnings thereon)] will lapse, and payment will be made in accordance with Section 4. If you are deceased, the Company will make a payment to your estate only after the Committee has determined that the payee is the duly appointed executor or administrator of your estate.

If your Termination of Employment occurs solely because of your Full Retirement, you will receive (a) [plus (b)], where (a) [and (b)] equal[s] the following:

(a) a pro-rata payment of Restricted Units equal to (i) times (ii), where:

		i.	equals the number of Restricted Units set forth in Section 1 above, and

		ii.	equals the ratio of your complete years of service as an employee of the Company or its Affiliate between the Date of Grant and your Termination of Employment, and three (3)[, and

	(b)	a pro-rata payment of accrued Dividend Equivalents (and the earnings thereon) equal to (i) times (ii), where:

		i.	equals the value of your accrued Dividend Equivalents (and the earnings thereon) as of your Termination of Employment, and

		ii.	equals the ratio of your complete years of service as an employee of the Company or its Affiliate between the Date of Grant and your Termination of Employment, and three (3)].

Payment will be made in accordance with Section 4.

9.	Change in Control. In the event of a Change in Control, any restrictions on Restricted Units that have not lapsed or terminated as of the date of Change in Control will immediately lapse. No later than 90 days after the date of Change in Control, you will receive for the Restricted Units the sum of (a) a single payment in cash equal to the product of the number of outstanding Restricted Units as of the date of the Change in Control (including any Restricted Units that vest pursuant to this Section 9) and a multiplication factor, as set forth in the Plan[, and (b) a single payment in cash equal to any accrued Dividend Equivalents (and the earnings thereon) as of the date of the Change in Control]. [If you deferred payment of any portion of your Restricted Units as described in Section 6, you may elect not to accelerate payment in the event of a Change in Control.]

10.	Withholdings. The Company will have the right, prior to any issuance or delivery of Shares on Restricted Units [or of payment of accrued Dividend Equivalents (and earnings thereon)], to withhold or require from you the amount necessary to satisfy applicable tax requirements, as determined by the Committee.

11.	Transfer of Award. You may not transfer the Restricted Units[, Dividend Equivalents (or earnings thereon)] or any interest in the Restricted Units [or Dividend Equivalents (or earnings thereon)] except by will or the laws of descent and distribution [FOLLOWING INCLUDED AT COMMITTEE'S DISCRETION: or except as permitted by the Committee as specified in the Plan]. Any other attempt to dispose of your interest will be null and void.

12.	Forfeiture of Awards.

	(a)	By accepting the Award, you expressly agree and acknowledge that the forfeiture provisions of subparagraph (b) will apply if, from the Date of Grant of these Restricted Units until the date that is twenty-four (24) months after your Termination of Employment, for any reason, you enter into an employment or consultation agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which the Company or any Affiliate is engaged if the business is competitive (in the sole judgment of the Committee) with the Company or an Affiliate and the Committee has not approved the agreement or arrangement in writing.

(b) If the Committee determines, in its sole judgment, that you have engaged in an act that violates subparagraph (a) prior to the 24-month anniversary of your Termination of Employment, your outstanding Restricted Units will immediately be rescinded, and you will forfeit any rights you have with respect to these Restricted Units as of the date of the Committee’s determination. In addition, you hereby agree and promise immediately to deliver to the Company, Shares equal in value to the amount of any Restricted Units you received payment for during the period beginning six (6) months prior to your Termination of Employment and ending on the date of the Committee’s determination. [You also hereby agree and promise immediately to repay the value of any accrued Dividend Equivalents (and earnings thereon) for which you received payment during the period beginning six (6) months prior to your Termination of Employment and ending on the date of the Committee’s determination.]

13.	Restrictions on Payment of Shares. Payment of Shares for your Restricted Units is subject to the conditions that, to the extent required at the time of exercise, (a) the Shares underlying the Restricted Units will be duly listed, upon official notice of redemption, upon the New York Stock Exchange, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.

14.	Adjustments. Any adjustments to the Restricted Units will be governed by Section 5.3 of the Plan.

15.	Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Restricted Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

16.	Plan Terms Govern. The vesting and redemption of Restricted Units, the disposition of any Shares received for Restricted Units, the treatment of gain on the disposition of these Shares, [and the treatment of Dividend Equivalents (and earnings thereon)] are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review.

17.	Personal Data.

	(a)	By entering into this Agreement, and as a condition of the grant of the Restricted Units, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.

	(b)	You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all restricted units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

	(c)	You further understand that part or all of your Data may be also held by the Company or its Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of restricted units or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.

	(d)	You further understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of the your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

	(e)	You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

	(f)	You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.

18.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

	(a)	The Company (and not your local employer) is granting your Restricted Units. Furthermore, this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

	(b)	The Company may administer the Plan from outside your country of residence and United States law will govern all Restricted Units granted under the Plan.

	(c)	Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

	(d)	The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

	(e)	The grant of Restricted Units hereunder, and any future grant of Restricted Units under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Restricted Units nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.

	(f)	The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

(g) Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

19.	Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of your Restricted Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf. You have no rights as a shareowner of the Company pursuant to the Restricted Units until Shares are actually delivered to you.

20.	Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Units.

21.	Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

22.	Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Code section 409A, the Treasury regulations and other guidance thereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by the facsimile signature of its Chairman of the Board and Chief Executive Officer as of the day and year first above written. By consenting to this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan and the Plan’s prospectus; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments or negotiations concerning the Restricted Units are replaced and superseded. You must accept this Award by signing the Agreement below and, by signing this Agreement, you will be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan. If you do not wish to accept this Award, you must contact Honeywell International Inc., Executive Compensation/AB-1D, 101 Columbia Road, Morristown, NJ 07962 in writing within thirty (30) days of the date of this Agreement.

Honeywell International Inc.

/s/ David M. Cote
By:	David M. Cote
Chairman of the Board and
Chief Executive Officer

I Accept

Signature		Date